Exhibit 10.1

SEPARATION AGREEMENT AND
RELEASE OF ALL CLAIMS

1.          The Parties.  This Separation Agreement and Release of All Claims ("Agreement") is entered into between Laurence J. Hueth ("Mr. Hueth" and/or the "Employee") and First Northwest Bancorp (the “FNWB”) and its wholly owned subsidiary, First Federal Savings & Loan Association of Port Angeles (the “Bank”), including, past and present, and affiliated corporations (collectively FNWB and the Bank are referred to as the "Company" and/or the "Employer").

2.          Purpose.  Mr. Hueth has been employed by FNWB and the Bank as the Chief Executive Officer and President for each entity.   The purpose of this Agreement is to set forth the terms of Mr. Hueth’s separation from service from the Company.  By agreement of the Company and Mr. Hueth, the effective date of his separation will be January 2, 2020 (the "Separation Date").

3.          Considerations.

3.1         Mr. Hueth’s separation from the Bank was made effective August 1, 2019. Notwithstanding such separation, this Agreement is intended by both parties to incorporate terms and conditions of Mr. Hueth’s separation from both the Bank and FNWB.

3.2     If the Employee signs and returns this Agreement and does not revoke this Agreement as provided in Section 9 below, then the Company will pay to the Employee within seven (7) days of the Separation Date a lump sum in the amount of $17,139.00, which is equivalent to the cost of continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and eligible dependents for a period of twelve (12) months at the same level of benefits that Executive had elected as of the Separation Date, provided Executive and/or eligible dependents timely elect continuation coverage under COBRA within the time period prescribed pursuant to COBRA, and otherwise qualify for continued coverage. This amount will be treated as non-taxable provided that Employee provides Company with written documentation confirming that COBRA continuation coverage was timely elected, and that the amount was actually used for such premiums.

In the event that Employee becomes eligible for health coverage elsewhere within the twelve (12) month period by virtue of new employment and will not be paying for a full twelve (12) months of COBRA premiums, Employee agrees to refund Company the unused amount in full, without demand.

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3.3          The Employee shall receive a lump sum payment for his accrued but unused vacation leave as of his Separation Date, with such lump sum to be paid in the Bank's first payroll of 2020.
3.4    The Employee shall receive a lump sum payment for one half of his accrued but unused sick leave (up to 240 hours) as of his Separation Date, with such lump sum to be paid in the Bank’s first payroll of 2020.
3.5          The Employee shall be entitled to receive his vested benefits under the Bank's Equity Incentive Plan, 401(k) Plan and Deferred Compensation Plan in accordance with the terms of such plans.

3.6          The Employee acknowledges and agrees that his Employment Agreement dated February 22, 2019 with the Corporation and the Bank shall be terminated as of the Separation Date and shall have no further force or effect after the Separation Date. The Employee acknowledges that no other sums of money are owed by the Employer and that the sums paid to him under this Agreement are adequate consideration for the release of claims in Section 4 and the restrictive covenants in Section 6 that he is agreeing to upon his execution of this Agreement.

3.7          The Employee agrees to the release of claims as set forth hereinafter.

4.          General Release.

4.1          In consideration for the above, and all of the terms of this Agreement, the Employee, with the intention of binding himself and his heirs, executors, administrators, agents, representatives and assigns (hereinafter the "Releasors"), does hereby release, remise and forever discharge FNWB and the Bank, and each of their parents, subsidiaries, affiliates, related entities, predecessors, successors, assigns, and each of the current and former employees, officers, directors, executives, members, trustees, representatives, agents, shareholders, attorneys, investors and insurers of any of the foregoing entities and each of their heirs, successors, executors and administrators and all persons acting by, through, under and/or in concert with any of them (hereinafter the "Releasees") of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys' fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which any of the Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of the Employee's employment with the Company to the date the Employee signs this Agreement, including those relating to or arising out of the Employee's employment or affiliation with the Company, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation.

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4.2          By the general release set forth in this Section 4, the Employee acknowledges that he is giving up all claims relating to or arising out of his employment or affiliation with the Company, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation, including but not limited to claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, tortious interference with contract or business relationships, intentional or negligent inflection of emotional distress, any and all other torts, and claims for attorneys' fees, as well as the following statutory claims described below.
4.3          The Employee further acknowledges that various local, state and federal laws prohibit discrimination based on age, gender, sexual orientation, race, color, national origin, religion, disability, and handicap or veterans status and are included within the scope of this release.  These include, but are not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, and the Civil Rights Act of 1991 (relating to gender, national origin, religion, race and certain other kinds of job discrimination); the Pregnancy Discrimination Act; the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (relating to age discrimination in employment); the Rehabilitation Act of 1973 and the Americans with Disabilities Act (relating to disability discrimination in employment); and the Washington State Law Against Discrimination (RCW 49.60).  The Employee also understands and acknowledges that there are various federal and state laws governing benefit issues, wage and hour issues, and other employment issues, including, but not limited to, the Employee Retirement Income Security Act (excluding claims for vested benefits), the Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, wage and hour laws, whistleblower laws and other laws.
4.4            The Employee acknowledges that he is giving up any claims he may have under any of the statutes or laws referenced in this Section 4 and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to employment relationships.  The Employee also understands and acknowledges that he is giving up any and all claims for benefits  not covered by Section 3 of this Agreement including, but not limited to, life insurance, accidental death and disability insurance, sick leave or other employer provided plans or programs; claims for bonuses or other distributions of income or profit; claims for reimbursement; claims for wages; claims for vacation or other leave time; claims relating to retirement, pension and/or profit-sharing plans (excluding claims for vested benefits under the Bank's Equity Incentive Plan, 401(k) Plan, Deferred Compensation Plan, as well as vested rights (if any) to stock options); claims for group health insurance coverage (excluding claims for continued medical insurance coverage and COBRA continuation coverage as detailed in Section 3.2 above); or any other claims. The Employee understands and acknowledges that this general release applies to all such employment-related claims that he now has or may have had to the date he signs this Agreement (except as specifically provided otherwise herein) under any and all applicable federal, state, municipal, county or local laws, ordinances and regulations and any common law claims now or hereinafter recognized.

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4.5          The Employee further agrees that neither the Employee nor anyone on his behalf shall or may seek or be entitled to recover reasonable attorneys' fees and costs pursuant to any of the aforementioned federal, state, county, municipal or local statutes, or any other such laws or regulations.  The Employee understands and acknowledges that the general release set forth in this Section 4 applies to all claims and causes of action, including but not limited to employment-related claims which the Employee now has or may have had to the date he signs this Agreement except as specifically provided otherwise herein.
4.6          The Employee further agrees that this release includes any other claims, whether or not related to his employment with the Company, arising from any alleged violation of any federal, state or local statute, regulation, ordinance or common law or tort, including but not limited to claims for tortuous interference with contractual relations/advantage, misrepresentation, emotional distress, libel, slander, breach of express or implied contract  or covenant of good faith and fair dealing (whether written or oral), retaliation, quantum merit, wrongful discharge, promissory estoppel, fraud, negligence, detrimental reliance, assault, battery, mental anguish, personal injury or loss of consortium, past physical injury associated with employment or future manifestations of physical injury incurred during or as a result of employment, and any and all claims that may be asserted on his behalf by others (including without limitation by the Equal Employment Opportunity Commission, the Washington State Human Rights Agency or any similar agency).
4.7          This release does not apply to claims that cannot be released by this Agreement, including claims for worker's compensation, unemployment benefits claims, or vested retirement benefits, nor does it waive or release any rights or claims that the Employee may have under the Age Discrimination in Employment Act which arise after the date he signs this Agreement.  This release does not prevent the Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Washington State Human Rights Agency, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other federal, state or local  government agency or commission ("Government Agency"), although this release does waive the Employee's right to any monetary or other relief of any nature whatsoever in connection with any such charge, investigation or proceeding to the extent permitted by law.  Notwithstanding any other provision in this Section 4, the Employee waives any right he may have to bring, or participate in, any collective action or class action against the Company or the other Releasees in his capacity as an employee or former employee of the Company.  The Employee further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit the Employee's right to receive an award for information provided to any Government Agencies.
4.8          The Employee represents that he:  (i) has not filed any civil actions, lawsuits, complaints, charges or claims for relief or benefits against or involving the Company or any of the other Releasees with any local, state or federal court, regulatory body or administrative agency that are currently outstanding, other than a claim for unemployment compensation benefits;

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(ii) has not transferred or assigned any claim described by the general release in this Section 4; (iii) has received all leave (paid or unpaid), compensation, wages, overtime if applicable, vacation pay, expense reimbursements, and/or benefits to which he may be entitled and that no other amounts and/or benefits are due (other than as set forth in Section 3 above); and (iv) has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by or against the Company.
5.          Confidentiality.
5.1    Nondisclosure. The Employee may not use or disclose any confidential information (as defined in paragraph 5.3 below) either during or following the term of this Agreement, except as required by the Employee's duties under this Agreement or as otherwise allowed under subsection 5.2 below. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing limits the Employee's rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. The Employee is hereby notified that the immunity provisions in 18 USC § 1833 provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade-secret that is made (i) in confidence to federal, state, or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to the individual's attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for the lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except in response to court order.
5.2    Exceptions. The Employee's nondisclosure obligation under paragraph 5.1 above does not apply to any use or disclosure that is:
(a)Made with the prior written consent of the Board of Directors;

(b)Required by a court order or a subpoena from a government agency (as long as the Employee first provides the Company and First Federal with reasonable notice of the court order or subpoena in order to allow the Company and First Federal the opportunity to contest the requested disclosure); or

(c)Of confidential information that has been previously disclosed to the public by the Company or First Federal or is in the public domain (other than because of the Employee's breach of this Agreement).
5.3    Confidential Information. "Confidential Information" includes any of the Company's (or subsidiaries' or affiliates') trade secrets, customer or prospect lists, information regarding product development, marketing plans, sales plans, strategic plans, projected acquisitions or dispositions, management agreements, management organization information, operating policies or manuals, business plans, purchasing agreements, financial records, or other similar financial, commercial, business, or technical information of any kind that the Company or any subsidiaries

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or affiliates has received from service providers, other vendors, or customers that these third parties have designated as confidential or proprietary.
6.          Restrictive Covenants.
6.1    Non-Competition. The Employee agrees that for a period of one year after the Separation Date (the "Noncompetition Period"), the Employee will not directly or indirectly become interested in, as a "founder," organizer, principal shareholder, director, officer, or employee of or consultant to any bank, savings bank, savings and loan association, credit union, or similar financial institution or holding company of such an entity, now existing or organized hereafter, that competes or may compete with the Company, an affiliates or subsidiaries, including any successor, within any county in which the Company operates a full-service branch office or lending center. But the Employee will not be deemed a "principal shareholder" unless (i) the Employee's investment in such an institution exceeds one percent of the institution's outstanding voting securities or (ii) the Employee is active in the organization, management, or affairs of the institution. The provisions restricting competition by the Employee may be waived by action of the Board of Directors.
Notwithstanding the foregoing the Company has agreed it will waive and not seek enforcement of the non-compete obligations reflected in this Section 6.1 for any portion of the Noncompetition Period that the Company is in default of any payment obligations to Employee under the terms of the Deferred Compensation Plan.
6.2    Noninterference. During the Noncompetition Period, the Employee shall not directly or indirectly (i) solicit or attempt to solicit any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company, (ii) solicit or attempt to solicit any customers or potential customer whom the Company actively solicited at any time during the 12-month period before the Separation Date (the "Customers"), including but not limited to all successors, owners, directors, partners, and management personnel of the Customers, to cease doing business with the Company or to otherwise divert the Customers' business from the Company, or (iii) solicit or attempt to solicit any supplier, licensee, or other business associates of the Company to cease doing business with the Company.
6.3    Interpretation. The parties agree that the terms of subsections 6.1 and 6.2 of this Section 6 (collectively, the "Restrictive Covenants," are reasonable as to both time and scope. The parties additionally agree (i) that the Restrictive Covenants are necessary for the protection of the Company's business and goodwill; (ii) that the Restrictive Covenants are not any greater than are reasonably necessary to secure the Company's business and goodwill; and (iii) that the degree of injury to the public from the loss of the service and skill of the Employee or the restrictions placed on the Employee's opportunity to make a living with the Employee's skills upon enforcement of the Restrictive Covenants, does not and will not warrant nonenforcement of them. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement determines that the restrictive covenants set forth in this Section 6 are unreasonably broad, the parties hereby authorize and direct the court or administrative body to narrow them so as to make them reasonable, given all relevant circumstances, and to enforce them.

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7.          Return of Company Property:  The Employee represents and warrants that he has, or will have by the Separation Date, returned to the Company all property in his possession, custody or control owned by the Company, including, but not limited to, keys, access cards, credit cards, documents and electronically stored information in his possession (regardless of whether or not such information is Confidential Information).
8.          Acknowledgements.
8.1          The Employee acknowledges that:
(a)   He is releasing all of his claims, including those under the Age Discrimination in Employment Act, knowingly and voluntarily and without duress, coercion or undue influence of any kind, in exchange for consideration of value to which the Employee is not otherwise entitled;
(b)  He has been advised by this Agreement to consult with an attorney prior to signing this Agreement to explain the terms of this Agreement including, without limitation, the terms relating to his release of claims arising under the Age Discrimination in Employment Act;
(c) He received this Agreement on or before October 4, 2019 and he has at least twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney;
(d) In the event the Employee executes this Agreement within less than twenty-one (21) days after its delivery to him, then the Employee hereby acknowledges that his decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was done by him knowingly and was entirely voluntary on his part; and
(e) Other than the items set forth in Section 3, Employee will not receive, and is not entitled to receive, any additional payments, salary, bonuses, overtime, incentive payments, commissions, discretionary payments or other amounts for any period subsequent to his Separation Date.
8.2          If Employee does not return an executed copy of this Agreement to Stephen Oliver, Chairman of the Boards of FNWB and the Bank, so that it received by him by no later than the close of business on October 31, 2019, this Agreement and the obligations set forth herein shall become null and void.
            9.           Revocation of Agreement. The Employee has the right to revoke this Agreement at any time during the seven (7) day period immediately following his acceptance of this Agreement. If the Employee decides to revoke this Agreement, he must do so by mailing a notice of revocation, postmarked within the seven (7) day revocation period, to Christopher J. Riffle, General Counsel, First Federal Savings & Loan Association of Port Angeles, 105 W. Eighth Street, Port Angeles, WA 98362, which notice must be sent by certified mail, return receipt requested. The revocation period starts the day after the Employee signs this Agreement.  The revocation period expires at 5:00 p.m. on the last day of the revocation period, but if the last day is not a business day, the revocation period continues to run until 5:00 p.m. on the next business day.  This Agreement shall not become effective or enforceable until the revocation period has expired. If the Employee

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revokes this Agreement, then he will not be entitled to any of the items set forth in Section 3 of this Agreement.
            10.          Additional Terms.
10.1          This Agreement is not, and shall not be construed to be, an admission of liability, culpability or any other legal conclusion.
10.2          This Agreement shall be interpreted, enforced and governed under the laws of the State of Washington. In the event of any lawsuit arising from or relating to this Agreement, venue shall be in Clallam County, Washington.
10.3          This Agreement constitutes the entire understanding between the parties regarding the Employee's separation from employment with the Company and supersedes any prior written or oral agreements regarding such employment.  The Employee acknowledges that there are no representations by the Company or any of its agents, attorneys or officers, oral or written, which are not set forth in this Agreement upon which the Employee relied in signing this Agreement.  However, this Agreement shall not alter or revise any fiduciary duties of the Employee arising out of or in connection with his employment as CEO and President of FNWB and the Bank, which fiduciary duties shall survive and continue to be in effect. This Agreement cannot be modified or amended except by written agreement signed by both the Employee and the Company.
10.4          The failure of the Employee or the Company to insist upon strict compliance with any provision of this Agreement will not be deemed a waiver of such provision or of any other provision in this Agreement.
10.5          This Agreement may be assigned by the Company and shall inure to the benefit of, and may be enforced by, the Company, its successors and assigns.  This Agreement is personal to the Employee and may not be assigned by him.
The Employee's signature below indicates his acceptance of this Agreement and shall cause this Agreement to be binding upon the Employee and his heirs, executors, administrators, agents, representatives and assigns.  The Employee's signature shall also signify that he has read and understands this Agreement, and that he has either reviewed it with an attorney or has voluntarily elected not to do so.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth opposite their respective signatures.

FIRST NORTHWEST BANCORP

/s/ Stephen Oliver	Date:	October 4, 2019
Stephen Oliver, Chairman of the Board

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FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF PORT ANGELES

/s/ Stephen Oliver	Date:	October 4, 2019
Stephen Oliver, Chairman of the Board

EMPLOYEE

/s/ Laurence J. Hueth	Date:	October 4, 2019
Laurence J. Hueth

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